UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

March 19, 2004

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 2.	Acquisition or Disposition of Assets

As previously reported, on March 19, 2004, OSI Systems, Inc. (“OSI Systems”) completed the acquisition of Spacelabs Medical pursuant to a purchase agreement entered into on January 2, 2004, between Instrumentarium Corporation (“Instrumentarium”) and OSI Systems as amended and supplemented on March 19, 2004. Spacelabs Medical was a business unit of Instrumentatrium, which GE Medical Systems acquired in October 2003.

On March 26, 2004, OSI Systems filed a current report on Form 8-K disclosing the acquisition of Spacelabs Medical, but omitted the financial statements of the business acquired (required by Item 7(a) of Form 8-K) and the pro forma financial information (required by Item 7(b) of Form 8-K) as it was permitted to do pursuant to Item 7(a)(4) and Item 7(b)(2) of Form 8-K.

This current report on Form 8-K/A amends the initial report on Form 8-K filed on March 26, 2004 to include the information that was omitted.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

The following financial statements and pro forma financial information are filed as part of this report:

(a)	Financial Statements of Business Acquired

(i)	Audited Financial Statements of Spacelabs Medical for the years ended December 31, 2000 and 2001, the period from January 1, 2002 through July 3, 2002, and the period July 4, 2002 through December 31, 2002

(ii)	Unaudited Financial Statements of Spacelabs Medical for the nine months ended September 30, 2003, the period from January 1, 2002 through July 3, 2002, and the period from July 4, 2002 through September 30, 2002

(b)	Pro Forma Financial Information

(i)	Unaudited Pro Forma Condensed Combined Statements of Operations of OSI Systems and Spacelabs Medical for the year ended June 30, 2003

(ii)	Unaudited Pro Forma Condensed Combined Statements of Operations of OSI Systems and Spacelabs Medical for the nine months ended March 31, 2004

(iii)	Notes to the Unaudited Pro Forma Condensed Combined Information

(c)	Exhibits

23.1	Consent of Independent Registered Public Accounting Firm

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired

SPACELABS MEDICAL

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001,

THE PERIOD FROM JANUARY 1, 2002 THROUGH JULY 3, 2002, AND

THE PERIOD FROM JULY 4, 2002 THROUGH DECEMBER 31, 2002

AND REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

The Board of Directors

OSI Systems, Inc.:

We have audited the accompanying consolidated balance sheet as of December 31, 2001 and the combined balance sheet as of December 31, 2002 of Spacelabs Medical (the Company) and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2000 and 2001 and for the period from January 1, 2002 to July 3, 2002 and the combined statements of operations, parent’s investment and cash flows for the period from July 4, 2002 through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spacelabs Medical as of December 31, 2001 and 2002, respectively, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2002, for the period from January 1, 2002 to July 3, 2002 and for the period from July 4, 2002 through December 31, 2002 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the accompanying financial statements, on July 3, 2002, the Company was acquired in a transaction accounted for as a purchase. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. Accordingly, the combined financial statements for periods subsequent to the acquisition are not comparable to the consolidated financial statements presented for prior periods.

As discussed in Note 1 to the accompanying financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Seattle, Washington

May 27, 2004

SPACELABS MEDICAL

CONSOLIDATED AND COMBINED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31, 2001 (Consolidated)	December 31, 2002 (Combined)
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$19,904	$6,646
Trade receivables, net of allowances for doubtful accounts and sales returns of $5,698, and $8,552 (Note 2)	61,601	37,431
Inventories (Note 5)	61,340	53,839
Prepaid expenses and other current assets	2,411	2,778
Refundable income taxes	2,298	1,114
Deferred income taxes (Note 10)	22,928	—
Assets held for sale (Note 4)	—	26,050

Total current assets	170,482	127,858
Property, plant and equipment, net (Note 6)	18,455	8,144
Deferred income taxes (Note 10)	5,574	—
Goodwill, net of accumulated amortization of $10,399 (Note 2)	18,558	—
Other intangibles, net of accumulated amortization of $1,366 and $4,632 (Notes 2 and 7)	6,726	28,943
Other assets	3,665	1,524

	$223,460	$166,469

LIABILITIES AND SHAREHOLDERS’ EQUITY/PARENT’S INVESTMENT
Current liabilities:
Accounts payable	16,403	9,372
Accrued expenses (Note 9)	26,263	13,392
Deferred revenue	5,193	5,407
Restructuring (Note 3)	—	7,711
Current portion of deferred gain (Note 6)	7,186	—
Liabilities of business held for sale (Note 4)	—	6,977

Total current liabilities	55,045	42,859
Deferred gain (Note 6)	1,437	—
Other long-term obligations (Note 11)	3,488	9,562
Deferred income taxes (Note 10)	—	2,240
Commitments, contingencies and subsequent events (Notes 11, 13 and 17) Shareholders’ Equity/Parent’s Investment (Notes 1 and 12):
Parent’s investment	—	111,808
Preferred stock, $1.00 par value; authorized – 6.0 million shares; Issued - none	—	—
Common stock, $0.01 par value; authorized – 50.0 million shares; Issued – 11.3 millions shares; outstanding 9.8 million shares	113	—
Additional paid-in capital	98,094	—
Common stock in treasury, at cost; 1.5 million shares	(34,235)	—
Accumulated other comprehensive loss	(8,520)	—
Retained earnings	108,038	—

Total shareholders’ equity/Parent’s investment	163,490	111,808

	$223,460	$166,469

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year ended December 31,		Period From January 1 Through July 3, 2002 (Consolidated)	Period From July 4 Through December 31, 2002 (Combined)
	2000 (Consolidated)	2001 (Consolidated)
Revenue	$192,926	$194,966	$92,185	$80,827
Cost of sales (Note 2)	103,521	116,366	54,962	58,846

Gross margin	89,405	78,600	37,223	21,981

Operating expenses:
Selling, general and administrative (Note 2)	64,283	66,037	36,094	28,007
Provision for doubtful accounts	458	1,232	4,368	886
Research and development	21,429	18,972	10,780	9,454
In-process research and development (Note 2)	—	—	—	1,311

Total operating expenses	86,170	86,241	51,242	39,658
Gain (loss) on sale of assets (Note 6)	(75)	22,394	(226)	(468)

Income (loss) from operations	3,160	14,753	(14,245)	(18,145)
Other income (expense):
Interest income	710	421	558	254
Interest expense	(5,846)	(3,566)	(28)	(234)
Other income (expense), net (Note 14)	(1,353)	(7,090)	(2,056)	(161)

Income (loss) from continuing operations before income taxes	(3,329)	4,518	(15,771)	(18,286)
Income taxes (benefit) (Note 10)	(2,049)	2,054	22,739	—

Income (loss) from continuing operations	(1,280)	2,464	(38,510)	(18,286)
Discontinued operations (Note 4):
Loss from discontinued operations before income taxes	(5,540)	(7,026)	(2,042)	(925)
Income taxes	(2,129)	(2,466)	—	—

Loss from discontinued operations	(3,411)	(4,560)	(2,042)	(925)

Net loss	$(4,691)	$(2,096)	$(40,552)	$(19,211)

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,		Period From January 1 Through July 3, 2002 (Consolidated)	Period From July 4 Through December 31, 2002 (Combined)
	2000 (Consolidated)	2001 (Consolidated)
Operating activities:
Net loss	$(4,691)	$(2,096)	$(40,552)	$(19,211)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
(Gain) loss on sales of assets	(75)	(22,439)	226	468
Depreciation and amortization	9,366	8,662	3,630	6,503
In-process research and development	—	—	—	1,311
Amortization of deferred gain on sale of facilities	—	(2,156)	(3,593)	—
Loss for other than temporary declines in fair value of investments and write-down of other assets	—	2,554	1,000	—
Deferred income taxes	(979)	(207)	28,502	—
Contribution to ISSOP 401(k) Plan in common Stock	761	706	375	—
Changes in operating assets and liabilities
Decrease in trade receivables	12,773	9,597	12,038	6,146
(Increase) decrease in inventories	(2,211)	13,032	4,010	5,096
(Increase) decrease in prepaid expenses	857	(382)	(559)	1,175
Increase (decrease) in accounts payable and accrued expenses	(8,000)	5,889	(6,028)	(11,547)
Increase (decrease) in deferred revenue	(905)	1,596	1,563	983
Decrease in taxes on income	(3,170)	(526)	(42)	(84)
Other	193	(50)	292	(19)

Cash provided (used) by operating activities	3,919	14,180	862	(9,179)

Investing activities:
Investment in property, plant and equipment	(3,394)	(8,221)	(2,926)	(4,645)
Proceeds from sale of Lifeclinic	—	—	—	1,994
Proceeds from sales of assets	50	76,898	—	753
Purchase of assets and other investments	(1,000)	(346)	—	—
Other	(84)	734	(161)	149

Cash provided (used) by investing activities	(4,428)	69,065	(3,087)	(1,749)

Financing activities:
Changes in Parent’s Investment	—	—	—	(116)
Decrease in short-term borrowings	(65)	(318)	—	—
Principal payments on long-term debt	(880)	(65,653)	—	—
Exercise of stock options	1,655	100	44	—

Cash provided (used) by financing activities	710	(65,871)	44	(116)

Effect of exchange rate changes on cash	(180)	(53)	458	(105)

Increase (decrease) in cash and cash equivalents	21	17,321	(1,723)	(11,149)
Cash and cash equivalents at beginning of period	2,562	2,583	19,904	18,181

Cash and cash equivalents at end of period	$2,583	$19,904	$18,181	7,032

Less cash of Burdick, held for sale				(386)

Cash and cash equivalents at end of period on combined balance sheet				$6,646

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND CHANGES IN PARENT’S INVESTMENT

(In thousands)

	Common Stock Outstanding		Additional Paid-In Capital	Common Stock In Treasury		Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount		Shares	Amount
Balance, January 1, 2000	9,486	113	100,189	1,766	(39,845)	(5,395)	114,825	169,887
Comprehensive loss:
Net loss							(4,691)	(4,691)
Foreign currency translation adjustment						(2,810)		(2,810)

Total comprehensive loss						(2,810)	(4,691)	(7,501)
Exercise of stock options	137		(932)	(98)	2,587			1,655
Amortization of unearned compensation (Note 12)			203					203
Contribution of shares to ISSOP 401(k) Plan	65		(775)	(65)	1,536			761
Issuance of restricted shares	10		(245)	(10)	245			—
Forfeitures of unearned compensation	(12)		281	12	(281)			—

Balance, December 31, 2000	9,686	$113	$98,721	1,605	$(35,758)	$(8,205)	$110,134	$165,005
Comprehensive loss:
Net loss							(2,096)	(2,096)
Change in fair value of interest rate swap agreements, including transition adjustments, net of tax						(1,135)		(1,135)
Adjustment for losses on interest rate swaps reclassified to net loss						1,135		1,135
Foreign currency translation adjustment						(315)		(315)

Total comprehensive loss						(315)	(2,096)	(2,411)
Exercise of stock options	7		(58)	(7)	158			100
Amortization of unearned compensation (Note 12)			90					90
Contribution of shares to ISSOP 401(k) Plan	60		(659)	(60)	1,365			706

Balance, December 31, 2001	9,753	$113	$98,094	1,538	$(34,235)	$(8,520)	$108,038	$163,490
Comprehensive loss:
Net loss							(40,552)	(40,552)
Pension adjustment						(2,029)		(2,029)
Foreign currency translation adjustment						1,943		1,943

Total comprehensive loss						(86)	(40,552)	(40,638)
Exercise of stock options	4		(50)	(4)	94			44
Amortization of unearned compensation (Note 12)			8					8
Forfeitures of restricted shares	(1)		29	1	(29)			—
Contribution of shares to ISSOP 401(k) Plan	28		(288)	(28)	663			375

Balance, July 3, 2002	9,784	$113	$97,793	1,507	$(33,507)	$(8,606)	$67,486	$123,279

Changes in Parent’s Investment
Instrumentarium Investment at July 4, 2002	$131,070
Comprehensive loss:
Net loss	(19,211)
Foreign currency translation adjustment	65

Total comprehensive loss	(19,146)
Parent investment, net	(116)

Balance at December 31, 2002	$111,808

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except per-share data)

1. BUSINESS OVERVIEW

Spacelabs Medical (“Spacelabs” or “the Company”) develops, manufactures, markets and services patient monitoring, and clinical information systems products for use in diagnosis, monitoring and information management across the healthcare continuum. The Company also sells disposable and replaceable supplies to support these products. The Company’s products are sold worldwide through its direct subsidiaries and affiliates and through third party distributors.

Through the close of business on July 3, 2002, the Company operated through a holding company structure with the parent company, Spacelabs Medical, Inc. (Delaware), owning 100% of the common shares of Spacelabs Medical, Inc. (California), the primary operating entity. Spacelabs Medical, Inc. (California) in turn owned, directly and indirectly, sales subsidiaries operating in approximately 14 countries and two other U.S. operating entities, Spacelabs Burdick, Inc. (“Burdick”) and Lifeclinic Holdings Corporation (“Lifeclinic”). Burdick developed, manufactured, marketed, sold and serviced diagnostic cardiology equipment, supplies and accessories throughout the U.S. and internationally. Lifeclinic developed, marketed and distributed vital signs measurement kiosks throughout the U.S. The Company sold Lifeclinic on November 1, 2002 and Burdick on January 2, 2003. For periods prior to the dates of sale, the results of operations of Burdick and Lifeclinic are segregated and presented as discontinued operations. The assets and liabilities of Burdick are presented as held for sale on the December 31, 2002 combined balance sheet. See Note 4 – Discontinued Operations.

At the close of business on July 3, 2002, Instrumentarium OY (“Instrumentarium”), a Finnish company, acquired 100% of the shares of Spacelabs Medical, Inc. (Delaware) (the “Instrumentarium Acquisition”). See Note 3 – Acquisition by Instrumentarium. Instrumentarium’s primary reason for acquiring the Company was to expand its product offerings and market share in the U.S. patient monitoring market. The Company continued to operate through Spacelabs Medical, Inc. (California) as it did before the Instrumentarium Acquisition. However, on approximately October 1, 2002, Instrumentarium transferred ownership of the Company’s international operating subsidiaries in the U.K., Canada, the Netherlands and Italy (the “Merged Subsidiaries”) from Spacelabs Medical, Inc. (California) to Instrumentarium subsidiaries operating in those countries.

Just prior to midnight on December 31, 2002, both Spacelabs Medical, Inc. (Delaware) and Spacelabs Medical, Inc. (California) were merged into Datex-Ohmeda, Inc. (“Datex-Ohmeda”), Instrumentarium’s primary operating subsidiary in the U.S. At that point in time, the Company ceased to be a separate legal corporation and became a division of Datex-Ohmeda. Other than the presentation of shareholders’ equity as Parent’s Investment, the merger on December 31, 2002 did not impact the financial position or results of operations of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and include the consolidated accounts of Spacelabs Medical, Inc. (Delaware) and its subsidiaries through July 3, 2002, the date of Instrumentarium’s acquisition of the Company. Intercompany transactions have been eliminated for those periods.

Subsequent to July 3, 2002, Instrumentarium’s cost basis in Spacelabs has been pushed down to these financial statements. The financial statements as of December 31, 2002 and for the period from July 4, 2002 through December 31, 2002 represent the combined financial position, combined results of operations and combined cash flows of the Company’s businesses within the Instrumentarium group of companies. The financial position and results of operations of the Merged Subsidiaries are reported on a carved-out basis, whereby the assets, liabilities, revenues and expenses attributable to the Spacelabs portions of the combined entities have been determined on a specific identification basis where possible and on an allocated basis where the financial position and/or results of operations could not be specifically identified. Intercompany transactions for the period from July 4,

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

2002 through December 31, 2002 between and among Company-owned and combined entities have been eliminated. Intercompany transactions between the Company and Instrumentarium have been included as a component of Parent’s Investment.

Allocations

All assets, liabilities, revenues and operating expenses associated with the Merged Subsidiaries are included in the Company’s financial statements, including expenses incurred by Instrumentarium on behalf of Spacelabs. Expenses incurred by Instrumentarium that are not practicable to specifically identify as Spacelabs’ costs, which include field service expenses, sales and marketing management, sales support costs, and certain administrative costs, including executive officer costs, have been allocated by Instrumentarium. Management has allocated these costs primarily based on percentage estimates of time or departmental effort devoted to working on Spacelabs’ related matters in relation to overall Instrumentarium matters or on the basis of Spacelabs’ sales to overall sales of the Instrumentarium subsidiary. Allocated costs totaled $509 for the period from July 4, 2002 through December 31, 2002. Management of Spacelabs believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

Cash Equivalents

Cash equivalents consist primarily of money market accounts with major U.S. banks.

Trade receivables

The allowance for doubtful accounts and sales returns is the Company’s best estimate of the amount of probable credit losses and sales returns. In determining the adequacy of the allowance for doubtful accounts, the Company considers a number of factors, including the aging of the accounts receivable portfolio, customer payment trends, the financial condition of its customers, historical bad debts and current economic conditions. The Company primarily relies on historical sales return experience in determining the sales returns allowance.

Inventories

Inventories are valued at the lower of cost, as determined by the first-in, first-out method, or market (net realizable value). Adjustments to cost are recorded for obsolete or excess material, earlier generation products and refurbished products held either as saleable inventory or as demonstration products. The adjustments reduce inventory carrying values to amounts not lower than that which will result in approximately normal profit margins upon sale. If market conditions are less favorable than those projected by management, additional downward inventory adjustments may be required.

In connection with the Instrumentarium Acquisition, inventories were increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $12,410, is being recorded to cost of sales subsequent to July 3, 2002, based on the average turnover of inventories. For the period July 4, 2002 through December 31, 2002, the amount charged to cost of sales was $6,815.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Property, Plant and Equipment

Property, plant and equipment are stated at Spacelabs’ cost basis at December 31, 2001 and Instrumentarium’s cost basis at December 31, 2002. As a result of the Instrumentarium Acquisition, the cost basis at July 4, 2002 was adjusted to equal the fair value of machinery and equipment. Accumulated depreciation and amortization was adjusted to zero. Significant additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, gains and losses are reflected in the results of operations. Depreciation of machinery and equipment is provided for on the straight-line method over 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. The Company continually evaluates the estimated useful lives of its property, plant and equipment and from time to time makes changes to these estimates based on experience and trends in utility.

Long-Lived Assets

Spacelabs’ other intangible asset balance prior to the Instrumentarium Acquisition was comprised of trade names, customer-related intangibles and patents. In connection with the Instrumentarium Acquisition, management of Spacelabs determined the fair values of all intangible assets that are separable or that arise from a legal or contractual relationship, adjusted recorded intangible assets to reflect the estimated values and adjusted accumulated amortization to zero. Intangible assets are amortized over their estimated useful lives as follows:

	Prior to Instrumentarium Acquisition	After Instrumentarium Acquisition
Trade names	40 years	Indefinite
Customer-related intangibles	20 years	N/A
Current products	N/A	3-10 years
Patents	10 years	N/A
Current backlog	N/A	0.5 years

Goodwill at December 31, 2001 represents the excess of cost over fair values of net assets acquired resulting from the Company’s acquisition of Burdick in 1997 and various other business acquisitions, and is net of accumulated amortization of $10,399, which was determined using estimated lives of 20-40 years. As a result of the Instrumentarium Acquisition, the Company’s goodwill and other intangible assets were remeasured to fair value as of the acquisition date. No amounts were assigned to goodwill for the continuing operations of Spacelabs.

Under Statement of Financial Accounting Standards (“SFAS”) No. 121 “Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of,” the Company assessed the recoverability of long-lived assets, including goodwill, other intangible assets, and property, plant and equipment. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. At December 31, 2001, management determined that goodwill and other long-lived assets were not impaired.

As of January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, which requires that goodwill and indefinite-lived intangible assets acquired in business combinations and determined to have indefinite lives not be amortized, but instead be tested for impairment at least annually. For goodwill, the first step of the impairment test used to identify potential impairment, compares management’s estimate of the fair value of each reporting unit with its carrying amount. As management estimated that at January 1, 2002, the fair value exceeded the carrying amount, goodwill was determined to not be impaired. The second step of the impairment test, which would compare the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill, was unnecessary for the periods presented. For indefinite-lived intangible assets, the impairment test compares the estimated fair values of those amounts with their recorded amounts and records an impairment expense to the extent the estimated fair value is less than the recorded amount.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Amortization of goodwill and other intangible assets is included in cost of goods sold and in selling, general and administrative expense and is summarized below:

	Year ended December 31,		Period From January 1- July 3, 2002	Period From July 4- December 31, 2002
	2000	2001
Included in cost of goods sold:
Amortization of other intangibles	$—	$—	$—	$3,528
Included in selling, general and administrative expense:
Amortization of goodwill	491	464	—	—
Amortization of other intangibles	14	14	57	1,104

	$505	$478	$57	$4,632

A summary of income (loss) for 2000 and 2001 as if the change in goodwill amortization had been applied to those periods is as follows:

	Year ended December 31,
	2000	2001
Income (loss) from continuing operations, as reported	$(1,280)	$2,464
Amortization of goodwill, continuing operations	491	464

Income (loss) from continuing operations, as adjusted	$(789)	$2,928

Net loss, as reported	$(4,691)	$(2,096)
Amortization of goodwill	1,228	1,193

Net loss, as adjusted	$(3,463)	$(903)

Investments

The Company has made investments through the purchase of voting capital stock of non-public companies that are engaged in businesses that are complimentary to those of the Company. The Company accounts for these investments using the cost method. The Company periodically evaluates whether any declines in the fair value of its investments are other-than-temporary, through analysis of qualitative and quantitative factors. These factors include the implied value from any recent rounds of financing completed or proposed, the investees’ future prospects, operating trends, financial condition and results of operations. Based upon an evaluation of the facts and circumstances in 2001, the Company determined that other-than-temporary declines existed for two of its investments. An impairment loss of $2,200 was recorded in 2001 to carry these investments at fair value and is included in other income (expense). A further other-than-temporary decline in fair value for one of these investments was determined to exist in June of 2002 due to new facts and circumstances. As a result, an additional $1,000 impairment loss was recorded as a charge to other income (expense) during the period from January 1 through July 3, 2002.

Research and Development

Costs incurred in research and development are expensed as incurred. Software development costs are required to be capitalized when a product’s technological feasibility has been established through the date the product is available for general release to customers. The Company has not capitalized any software development costs as technological feasibility is generally not established until a working model is completed at which time substantially all development is complete.

In-Process Research And Development

The financial statements for the period July 4, 2002 through December 31, 2002 include a write-off of the estimated fair value of in-process research and development costs at the date of the Instrumentarium Acquisition. The fair value of in-process research and

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

development of $1,311 as of July 4, 2002 has been estimated based on information obtained in connection with the Instrumentarium Acquisition. In-process research and development acquired in connection with the Instrumentarium Acquisition consisted of two projects. Each of these projects is subject to risks and uncertainties relating to completion and market acceptance. Fair values were estimated based on costs incurred through July 3, 2002 due to the early stage of development.

One in-process project had an estimated fair value of $868 and was approximately 33% complete. This project involves expansion of the functionality of the Company’s medical telemetry product offering. Management expects to release the new product in 2004.

The other in-process project had an estimated fair value of $443 and was approximately 13% complete. This project involved the further development of the Company’s technology used to measure patient CO2 levels. Management expects to release the new product in 2004.

Derivative Financial Instruments

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes accounting and reporting standards for derivative instruments. Prior to repaying its primary credit facility in September 2001, the Company maintained interest rate swap agreements that converted a portion of its variable interest rate debt into fixed rates. The Company designated these interest rate swap agreements as cash flow hedges.

The adoption of SFAS No. 133 on January 1, 2001 resulted in a decrease in shareholders’ equity, net of income tax effects, of approximately $300. This was attributable to decreases in the fair value of the interest rate swaps due to declines in interest rates since the inception of the hedging arrangement and was to be offset in future periods by offsetting lower interest expense associated with the hedged variable rate debt. Declines in interest rates from January 1 to September 14, 2001, the date the debt was paid off and the swaps were settled, resulted in an additional decrease in the value of the interest rate swaps of approximately $1,300. This was included as a component of other comprehensive income in shareholders’ equity, net of related income tax effects, through the date the Company repaid its primary credit facilities and terminated its interest rate swap arrangements. At that time, cumulative losses, net of income tax effects, were reclassified to results of operations, and $1,818 is included in other income (expense), net in 2001. No such agreements were outstanding at December 31, 2001 or December 31, 2002.

Foreign Currency

Revenue and expenses of the Company’s international operations denominated in foreign currencies are translated to US dollars at average rates of exchange prevailing during the year. Assets and liabilities are translated at the exchange rates on the balance sheet date. Translation adjustments resulting from this process are accumulated and charged or credited to shareholders’ equity. Gains and losses on foreign currency transactions are included in other income (expense), net.

Revenue Recognition

Revenue from the sale of equipment and medical supplies is recognized when title transfers to the customer, primarily upon shipment as equipment is fully functional upon shipment and installation services, if provided, are not essential to the functionality of the equipment. Revenue derived from equipment service contracts is deferred and recognized on a straight-line basis over the lives of the contracts. Revenue from billable services, including repair activity is recognized when the service is provided. Advertising revenue from the Company’s Lifeclinic subsidiary is recognized using the straight-line method over the period the advertisements are run and revenue from leasing health stations is recognized over the lease period. In accordance with AICPA Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”), revenue from multi-element arrangements is allocated to different elements based upon vendor-specific objective evidence. As specified in SOP 97-2, revenue from the sale of software licenses is either recognized upon shipment or on the percentage-of-completion method, depending on such factors as the extent and complexity of implementation required and whether significant payment terms are contingent upon completion of future milestones. Revenue from software implementation services is recognized as the services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the maintenance agreement.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Advertising Costs

The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense totaled $957, $1,253, $189, and $78 in the years ended December 31, 2000 and 2001, the period from January 1, 2002 through July 3, 2002, and the period from July 4, 2002 through December 31, 2002, respectively, and is included in selling, general and administrative expenses.

Stock-based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” permits a company to choose either a fair-value-based method or the Accounting Principles Board (“APB”) Opinion 25 intrinsic-value-based method of accounting for employee stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net income (loss) and earnings (loss) per share computed as if the fair-value-based method had been applied in financial statements of companies that continue to account for such arrangements under APB Opinion 25. The Company records employee stock-based compensation using the APB Opinion 25 intrinsic-value-based method. No compensation cost has been recognized for its employee stock option awards as the awards are fixed and the intrinsic value of an award at the date of grant is not greater than zero. The Company recognizes compensation cost related to fixed awards on an accelerated basis over the applicable vesting period using the method described in FASB Interpretation No. 28. The Company has no variable awards outstanding.

Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options pursuant to the fair value method of that Statement. For purposes of pro forma disclosures, the value of the options granted is amortized to expense over the options’ vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the weighted average assumptions listed in the table below.

	Year ended December 31,		Period from January 1- July 3, 2002
	2000	2001
Assumptions:
Dividend yield	0%	0%	0%
Volatility – Spacelabs Plans	34%	45%	46%
Volatility – Lifeclinic Plan	50%	—	—
Risk-free interest rate – Spacelabs Plans	6.5%	4.9%	4.1%
Risk-free interest rate – Lifeclinic Plan	6.0%	—	—
Expected life (years):
Nonofficer Employee Plan	4.0	4.0	—
Director Plan	4.6	4.6	4.6
Lifeclinic Plan	4.0	—	—
Weighted average value of options granted:
Spacelabs Plans	$5.61	$5.15	$5.48
Lifeclinic Plan	$1.30	—	—

The Company’s pro forma information is as follows:

	Year ended December 31,		Period from January 1- July 3, 2002
	2000	2001
Net loss, as reported	$(4,691)	$(2,096)	$(40,552)
Less stock-based employee compensation expense under fair value based method	(1,031)	(1,854)	(929)

Pro forma net loss	$(5,722)	$(3,950)	$(41,481)

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Product Warranties

The Company provides currently for the estimated cost to repair or replace products sold under warranties based on its historical service cost of warrantied products. Such warranties for hospital equipment and clinical information systems are generally for the earlier of 14 months from the date of original delivery or 12 months from first online operation. Warranties covering software and software products do not include updates or upgrades to software functionality.

The change in the aggregate product warranty liability for 2002 is as follows:

	Continuing Operations	Discontinued Operations	Total
Balance at January 1, 2002	$6,109	$1,050	$7,159
Charged to cost of sales	977	510	1,487
Applied to liability	(2,668)	(526)	(3,194)

Balance at July 3, 2002	4,418	1,034	5,452
Charged to cost of sales	382	539	921
Applied to liability	(1,168)	(533)	(1,701)
Less amount related to business held for sale	—	(1,040)	(1,040)

Balance at December 31, 2002	$3,632	$—	$3,632

Accumulated Other Comprehensive Loss

Comprehensive income (loss) refers to the total change in equity during a period except those changes that result from investments by owners and distributions to owners. Comprehensive income (loss) includes net income (loss) as well as a component comprised of certain revenues, expenses, gains and losses that under generally accepted accounting principles are reflected in shareholders’ equity but excluded from the determination of net income (loss). The Company has segregated the accumulated other comprehensive loss (specifically, accumulated foreign currency translation adjustments and the unfunded portion of the accumulated benefit obligation) from the other components of shareholders’ equity.

The following are the components of accumulated other comprehensive loss at December 31, 2001 and July 3, 2002:

	December 31, 2001	July 3, 2002
Cumulative foreign currency translation adjustments	$(8,520)	$(6,577)
Unfunded accumulated benefit obligation	—	(2,029)

Accumulated other comprehensive loss	$(8,520)	$(8,606)

Income Taxes

Deferred tax assets and liabilities have been established for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns. These deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using currently enacted tax rates that are expected to be in effect during the years in which the differences are anticipated to reverse. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based upon available evidence, the future tax benefits will more likely than not be realized.

For all periods presented through July 3, 2002, the Company filed separate federal and state income tax returns. For the period July 4, 2002 through December 31, 2002, the Company is part of the consolidated federal and state income tax filings of Datex-Ohmeda. The Company’s tax expense and deferred taxes as of and for the period ended December 31, 2002 have been computed as if the Company were filing separate, stand-alone, federal and state income tax returns.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Concentration of Credit and Supply Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, which reflect a broad customer base both nationally and internationally. The Company’s trade receivables, prior to any allowance for doubtful accounts, were distributed geographically by location of the customer as follows:

	December 31, 2001	December 31, 2002
North America	61%	67%
Europe	24%	17%
Asia-Pacific	9%	5%
Other	6%	11%

	100%	100%

As the Company continues to trade internationally, a portion of its receivables are expected to be with customers located in foreign countries. While the Company attempts to secure payments with banking instruments such as letters of credit, some export sales are transacted with credit terms, and therefore collection of receivables is affected by local economic conditions. Also, in the event of default with respect to foreign export sales, collection may be more difficult in foreign countries than in the US.

The Company has a concentration of operations outside of North America, principally in Europe. The net assets at December 31, 2002 of the European operations were $2,473.

The Company frequently contracts for the sale of its products with hospital buying groups, proprietary hospital chains and US government agencies. These contracts can generate significant revenue, and the Company believes the loss of a major contract could have an adverse effect on its operations.

The Company depends on single-source vendors for certain integral component parts. While any of these vendors could be replaced over time, abrupt disruption in the supply of a single-source part could have an adverse effect on the Company’s manufacture of the products of which such items are a component. In addition, component parts of certain of the Company’s products are manufactured in Asian countries that periodically experience political and economic difficulties.

New Accounting Pronouncements

SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides the accounting requirements for retirement obligations associated with tangible long-lived assets, was issued in June 2001. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. SFAS No. 143 is effective on January 1, 2003. The adoption of SFAS No. 143 is not expected to have an impact on the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) consensus No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity should be recognized at fair value when the liability is incurred. SFAS 146 is effective

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

for Spacelabs’ 2003 fiscal year. The adoption of SFAS 146 is not expected to have a material impact on the Company’s financial statements.

In November 2002, the FASB issued Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 clarifies the requirements of Statement No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003, are not subject to liability recognition, but are subject to expanded disclosure requirements. The adoption of this interpretation did not have a material impact on the Company’s financial statements.

In November 2002, the EITF reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” with respect to determining when and how to allocate revenue from sales with multiple deliverables. The EITF 00-21 consensus provides a framework for determining when and how to allocate revenue from sales with multiple deliverables based on a determination of whether the multiple deliverables qualify to be accounted for as separate units of accounting. The consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this consensus is not expected to have a material impact on the Company’s financial statements.

In January 2003, the FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities”. Variable interest entities often are created for a single specified purpose, for example, to facilitate securitization, leasing, hedging, research and development, or other transactions or arrangements. This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” defines what these variable interest entities are and provides guidelines on how to identity them and also on how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. Generally, FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 8, 2003, the FASB deferred the implementation date for the consolidation requirements of FIN 46 as it relates to variable interest entities that existed before February 1, 2003. FIN 46 also requires companies that expect to consolidate a variable interest entity they acquired before February 1, 2003 to disclose the entity’s nature, size, activities, and the company’s maximum exposure to loss in financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN46R with respect to variable interest entities created before January 31, 2003, which, among other things, revised the implementation date to the fiscal year or interim period ending after March 15, 2004, except for Special Purpose Entities. The adoption of this interpretation is not expected to have a material impact on the Company’s future financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have an impact on the Company’s consolidated financial statements.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

3. ACQUISITION BY INSTRUMENTARIUM

At the close of business on July 3, 2002, Instrumentarium completed its acquisition of the Company for $139,789 in cash. The acquisition cost was comprised as follows:

Cash paid for shares of Spacelabs	$139,789
Direct costs of the acquisition	5,168

Total acquisition cost	$144,957

Instrumentarium’s cost basis in the acquired Spacelabs assets and liabilities has been pushed down to the Company and is recorded in these financial statements as of December 31, 2002 and for the period July 4, 2002 through December 31, 2002. The acquisition was accounted for in accordance with SFAS 141, “Business Combinations.” Instrumentarium’s cost basis as of July 4, 2002, has been reduced by a deferred tax asset valuation allowance of $13,887, which represents the amount of the deferred tax assets which, more likely than not, can be realized by Instrumentarium but cannot be supported by Spacelabs.

The allocation of the acquisition cost was based on an appraisal of fair values of the tangible and intangible assets acquired. The following table summarizes the final purchase price allocation of the Spacelabs assets acquired and liabilities assumed:

Cash acquired	$17,409
Deferred tax assets, net	12,122
Other current assets	105,700
Long-term assets	8,131
Intangible Assets:
Corporate trade name	5,490
Current products	26,893
Current backlog	1,180
In-process research and development	1,311
Assets of businesses held for sale	30,117

Total assets	208,353

Restructuring accruals	10,752
Liabilities of businesses held for sale	7,242
Other current liabilities	35,916
Long-term liabilities	9,011
Deferred income tax liabilities	14,362

Total liabilities	77,283

Net purchase price after valuation allowance	$131,070

Acquired in-process research and development was charged to expense as of the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Prior to the date of acquisition, Instrumentarium began to plan for the integration and restructuring of the Spacelabs business. Shortly after the acquisition date, these integration and restructuring plans were approved. The restructuring plans included closure of 12 offices, termination of approximately 300 employees, termination of distributors in certain international territories and the costs associated with the discontinuance of two overlapping product lines. These costs are accounted for in accordance with EITF Issue 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” A summary of the components of the restructuring charges as of July 4, 2002 and the activity from July 4 through December 31, 2002 follows:

	July 4, 2002	Payments	December 31, 2002
Severance costs	$6,881	$(2,746)	$4,135
Lease termination costs	1,736	(258)	1,478
Distributor termination costs	1,325	—	1,325
Facility closure costs	159	(8)	151
Product exit costs	651	(29)	622

Total restructuring costs	$10,752	$(3,041)	$7,711

As of December 31, 2002, 201 Spacelabs’ employees had been terminated under the restructuring plans and all 12 offices had been closed or were in the process of being closed.

Prior to the completion of the Instrumentarium Acquisition, Spacelabs incurred $1,360 in the year ended December 31, 2001 and $3,086 in the period from January 1, 2002 through July 3, 2002 in connection with the sale process and with other strategic initiatives to sell the Company. These costs are included in selling, general and administrative expenses and are comprised primarily of investment banker fees and legal expenses.

4. DISCONTINUED OPERATIONS

At the date of the Instrumentarium Acquisition, Instrumentarium management determined that the Burdick and Lifeclinic businesses were not consistent with its patient monitoring strategy for Spacelabs, approved a plan of divestiture and engaged an investment bank to find potential buyers for those units. On November 1, 2002, the Company completed the sale of Lifeclinic for approximately $2,000 in cash. On January 2, 2003, the Company completed the sale of Burdick for approximately $20,000 in cash. No gain or loss was recognized on either sale. The results of operations of these businesses are accounted for as discontinued operations in the consolidated and combined financial statements. In addition, the assets and liabilities of Burdick are classified as assets and liabilities of business held for sale on the December 31, 2002 combined balance sheet.

Summarized operating results for the discontinued operations is set forth below:

	Year ended December 31,		Period from January 1 - July 3 2002	Period from July 4 - December 31 2002
	2000	2001
Revenue	$56,043	$47,119	$23,499	$21,323
Gross profit	18,412	13,413	7,377	6,827
Pre-tax loss	(5,540)	(7,026)	(2,042)	(925)
Income taxes (benefit)	(2,129)	(2,466)	—	—
Loss from discontinued operations	$(3,411)	$(4,560)	$(2,042)	$(925)

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Details of Burdick’s assets and liabilities held for sale at December 31, 2002 are summarized as follows:

Cash	$386
Accounts receivable	5,338
Inventory	7,221
Other current assets	292
Plant and equipment	1,480
Intangibles and other assets	11,333

Total assets	26,050

Accounts payable	2,617
Other current liabilities	4,009
Non-current liabilities	351

Total liabilities	6,977

Net assets of discontinued operations held for sale	$19,073

The carrying value of Burdick’s cash, accounts receivable, accounts payable and other current liabilities approximates its fair value as of December 31, 2002.

5. INVENTORIES

	December 31, 2001	December 31, 2002
Raw materials and components	$16,481	$8,796
Work in progress	9,665	3,733
Finished products	18,941	25,532
Demonstration inventories	4,332	5,445
Customer service parts and equipment	11,921	10,333

	$61,340	$53,839

In the third quarter of 2001, the Company implemented a plan to reduce its cost structure by reducing the space required for its corporate and primary manufacturing operations. This plan includes the sale, and 18-month leaseback, of the Company’s headquarters and manufacturing facilities, the outsourcing of certain manufacturing operations and the planned relocation to smaller facilities. In connection with this plan, the Company evaluated its policies and procedures with respect to the quantities of service inventories required to adequately service its installed customer base. In addition, the Company made adjustments to its manufacturing output and product sales forecasts during the third quarter. As a result of these efforts and analysis, the Company recorded a write-down of its inventory of $7,500. This amount is included in cost of goods sold in the accompanying statements of operations. In order to reduce the amount of space required to store inventory and to maximize income tax benefits, the Company executed and completed a plan to physically scrap its excess inventories during the fourth quarter of 2001.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

6. PROPERTY, PLANT AND EQUIPMENT

	December 31, 2001	December 31, 2002
Leasehold improvements	$763	$1,078
Machinery and equipment	90,426	8,937

	91,189	10,015
Accumulated depreciation and amortization	(72,734)	(1,871)

	$18,455	$8,144

In September 2001, the Company sold approximately 13.9 acres of land located in Redmond, Washington, including the Company’s corporate headquarters and its primary manufacturing facility (collectively, the “Property”) to a third party for $74,000. The majority of the net cash proceeds from this transaction were used to retire the Company’s primary credit facility (see note 8). The Company simultaneously entered into a lease agreement with the new owner to lease back the Property for a period of 18 months. The Company was responsible for the cost of insurance, taxes and maintenance of the Property during the lease term. In connection with this transaction, the Company recognized a pre-tax gain on sale of the Property of $19,700, which is included in operating income, and recorded a deferred gain of $10,800, representing the present value of lease payments during the leaseback period. The deferred gain was being recognized over the 18-month term of the lease and was substantially offsetting the monthly lease payments for the properties. In connection with the push-down of Instrumentarium’s cost basis, the deferred gain remaining as of July 3, 2002 was eliminated.

In July 2001, the Company sold investment property located adjacent to its corporate headquarters facility for $6,000. The net proceeds from this sale were used to reduce the Company’s debt. The Company recognized a pre-tax gain on the sale of this property of $2,700, which is included in operating income.

7. OTHER INTANGIBLES

The net carrying values of other intangibles as of December 31, 2001 and 2002 are as follows:

	December 31, 2001	December 31, 2002
Trade names	$4,284	$5,490
Current products	—	23,453
Customer related intangibles	2,409	—
Patents	33	—

	$6,726	$28,943

The Company’s estimated amortization expense for the next five years is summarized as follows:

2003	$6,423
2004	5,909
2005	3,152
2006	2,615
2007	1,651

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

8. CREDIT FACILITIES

In September 2001, the Company retired its bank debt, term debt and revolving bank debt with a portion of the net proceeds from the sale of its corporate headquarters, primary manufacturing facility and investment property. The expenses relating to retirement of these credit facilities totaled $3,609 and included $1,818 in recognized losses from the termination of interest rate swaps, $416 in the write-off of unamortized loan fees and $1,375 in legal and other costs associated with terminated efforts to refinance the Company’s debt with other financing sources. This amount is included in other income (expense).

In January 2002, the Company entered into a three-year, $20,000 revolving credit agreement with a bank to support its cash flow and letter of credit requirements. Borrowings under the revolving credit line bore interest at a margin over LIBOR or the prime rate and were collateralized by substantially all the assets of the Company. The credit agreement contained certain, customary restrictive covenants, including minimum net worth and restrictions on capital expenditures and additional indebtedness. Following the Instrumentarium Acquisition, the credit agreement was amended to eliminate substantially all restrictive covenants. In March 2003, the amount available under the facility was reduced to $500. There were no outstanding advances against this line as of December 31, 2002.

During 2001 and 2002, the Company had available unsecured overdraft bank lines of credit maintained by various foreign subsidiaries. The Company had drawn $30 under these lines at December 31, 2001. The weighted average interest rate at December 31, 2001 was 8.1%. These facilities were terminated in 2002, following the acquisition of the Company by Instrumentarium.

9. ACCRUED EXPENSES

	December 31, 2001	December 31, 2002
Salaries and other compensation	$10,989	$5,051
Product warranty obligations	7,159	3,632
Employee benefit insurance liabilities	901	602
Sales and use taxes	2,017	773
Other	5,197	3,334

	$26,263	$13,392

10. INCOME TAXES

The components of income (loss) from continuing operations before income taxes are:

	Year ended December 31,		Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002
	2000	2001
US operations	$(2,216)	$1,603	$(14,478)	$(17,010)
International operations	(1,113)	2,915	(1,293)	(1,276)

	$(3,329)	$4,518	$(15,771)	$(18,286)

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Income tax expense (benefit) from continuing operations consists of the following:

	Year ended December 31,		Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002
	2000	2001
Current: US federal	$(497)	$3,036	$(7,099)	$—
US state and local	(76)	71	3	—
International	(215)	979	125	—
Deferred, US federal	(1,261)	(2,032)	29,154	—
Deferred, international	—	—	556	—

	$(2,049)	$2,054	$22,739	$—

The allocation of income tax expense (benefit) is as follows:

Continuing operations	(2,049)	2,054	22,739	—
Discontinued operations	(2,129)	(2,466)	—	—

	$(4,178)	$(412)	$22,739	$—

Deferred income tax assets and liabilities consist of the following at December 31:

	2001	2002
Deferred income tax assets:
Inventory obsolescence provisions	$6,840	$8,973
Product warranty obligations	1,845	1,752
Net operating loss carryforwards	2,933	2,926
Deferred revenue and inter-company profits	2,843	753
Uniform inventory capitalization	2,233	1,876
Accrued compensation and benefits	2,438	3,357
Allowance for doubtful accounts	807	2,692
Deferred gain on sale of property	3,018	—
Depreciation and amortization	1,865	—
Research and foreign tax credit carryforwards	—	1,138
Foreign deferred gain	—	3,100
Other	4,587	4,469

	29,409	31,036
Valuation allowance	(214)	(20,733)

	$29,195	$10,303

Deferred income tax liabilities:
Other intangibles	—	10,879
Depreciation and amortization	693	1,664

	693	12,543

Net Deferred Tax Asset (Liability)	$28,502	$(2,240)

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

The provision for income taxes differs from the amount of income tax determined by applying the applicable US statutory federal income tax rate to income (loss) before income taxes, as a result of the following:

	Year ended December 31,		Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002
	2000	2001
Taxes (benefit) at the US statutory rate	$(1,165)	$1,582	$(5,520)	$(6,400)
Increases (decreases) in taxes resulting from:
State and local taxes	(49)	46	2	(327)
International operations	235	452	117	360
Foreign sales corporation	(1,525)	(349)	(678)	(181)
Nondeductible amortization of goodwill	515	517	63	—
Nondeductible transaction fees	—	—	551	—
Increase in valuation allowance	—	—	27,833	6,482
Acquisition of in-process research and development	—	—	—	495
Other, net	(60)	(194)	371	(429)

	$(2,049)	$2,054	$22,739	$—

At December 31, 2002, the Company has recorded a net deferred tax liability of $2,240, related to an intangible that has an indefinite life and therefore, cannot be used to reduce the need for a valuation allowance on deferred tax assets. The remaining net deferred tax assets were 100% offset with a valuation allowance, because management concluded that it was more likely than not that the deferred tax assets will not be fully realized. Management’s conclusion was based on Spacelabs’ stand-alone historical net operating losses and uncertainty regarding the Company’s projected future earnings.

At December 31, 2001, the Company had recorded net deferred tax assets of $28,502, including $2,933 related to loss carryforwards, the majority of which expire in 2021. Taxable income of at least $82,000 was required in future years to realize these deferred tax assets. Historically, the Company had generated sufficient taxable income to realize comparable levels of deferred tax assets. Although realization was not assured, the Company believed it was more likely than not that all of the deferred tax assets would be realized based on its projections of future taxable income, which included an expected return to profitability in 2002, increasing revenue and benefits of cost reduction efforts implemented in 2000 and 2001.

As a result of the Company’s operating losses for the period January 1, 2002 through July 3, 2002, management concluded that the Company’s projections of future taxable income were not achievable. This coupled with the losses reported by the Company in 2000 and 2001, caused management to conclude that it was more likely than not that the deferred tax assets will not be fully realized. The increase (decrease) in the valuation allowance for the years ended December 31 2000 and 2001, and for the periods January 1, 2000 through July 3, 2002 and for July 4, 2002 through December 31, 2002 was $87, ($53), $27,833 and $6,482, respectively. Included in deferred tax expense for the period January 1, 2002 through July 3, 2002 is $28,502 in the valuation allowance related to the net deferred tax assets as of January 1, 2002.

At December 31, 2002, the Company had net operating loss carryforwards for US federal tax purposes of approximately $7,800, related to a 1990 acquisition, $685 of the net operating loss carryforward expires in 2004, and the remaining amount expires in 2021.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

11. RETIREMENT PLANS

Pension and Post-Retirement Plans

Except for employees of the Company’s Spacelabs Burdick operations, substantially all employees of the Company’s US operations were covered under noncontributory defined benefit pension plans. The benefits under these plans are based on the employees’ years of service and highest consecutive five-year average compensation. The Company also provided unfunded healthcare and life insurance benefits to certain retirees of its Spacelabs Burdick subsidiary. Current employees of the Company are not entitled to these benefits upon retirement. A summary of these plans at December 31, is as follows:

	Pension Benefits		Post-Retirement Benefits
	2001	2002	2001	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$26,632	$28,892	$2,027	$2,071
Service cost	1,156	1,076	—	—
Interest cost	1,930	1,797	151	93
Actuarial (gain) loss	(1,281)	1,499	46	52
Change in assumptions/Plan Amendments	1,182	330	—	—
Benefits paid	(727)	(619)	(153)	(112)

Benefit obligation at end of year	28,892	32,975	2,071	2,104

Change in plan assets:
Fair value of assets at beginning of year	26,014	25,664	—	—
Actual loss on plan assets	(623)	(2,231)	—	—
Employer contribution	1,000	301	153	112
Benefits paid	(727)	(619)	(153)	(112)

Fair value of assets at end of year	25,664	23,115	—	—

Funded status at end of year:
Unfunded projected benefit obligation	(3,228)	(9,860)	(2,071)	(2,104)
Unrecognized net actuarial (gain) loss	2,722	2,403	(45)	31

Accrued benefit cost	$(506)	$(7,457)	$(2,116)	$(2,073)

Weighted average assumptions at end of year:
Discount rate	7.50%	6.75%	7.50%	6.75%
Expected return on plan assets	9.00%	8.00%
Rate of compensation increase	5.50%	5.00%

Funded status is defined as the excess or deficit of fair value of plan assets at the end of the year compared to the projected benefit obligation, including the impact of projected future salary increases. At the date of the Instrumentarium Acquisition, the Company’s pension liability was adjusted to fair value which resulted in an increase of $6,479.

For 2002, future benefit costs for the post-retirement plan were estimated assuming medical costs would increase at a 14% annual rate, with the rate decreasing gradually to 5% for 2011, and remains constant thereafter.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

	Year ended December 31,		Period from January 1 - July 3, 2002	Period from July 4 - December 31, 2002
	2000	2001
Components of net periodic benefit costs:
Retirement plan:
Service cost	$1,286	$1,156	$621	$455
Interest cost	1,828	1,930	1,069	728
Expected return on plan assets	(2,338)	(2,361)	(1,027)	(715)
Recognized net actuarial (gain) loss	(51)	(26)	(13)	—

Net periodic benefit cost	$725	$699	$650	$468

Post-retirement plan:
Net periodic benefit cost — interest cost only	$159	$151	$45	$48

A one-percentage point change in the assumed healthcare cost trend rate would have the following effects on the post-retirement plan:

	1% Increase	1% Decrease
Effect on total service and interest costs	$11	$(11)
Effect on post-retirement benefit obligation	$168	$(152)

ISSOP 401(k) Plans

Spacelabs Medical ISSOP 401(k) Plan: The Company maintains an Incentive Savings and Stock Ownership Plan (ISSOP) for the majority of its full-time US resident employees with at least 60 days of service. Under the plan, participating employees may defer up to 16% of their pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar contributed by a participant, provided the participant contribution does not exceed 6% of the employee’s earnings. Through June 2002, matching contributions were made in Common Stock. Matching contributions vest on a cumulative basis at 20% per year over a five-year period. Company contributions to the savings plan were $761, $706, $375, and $203 in 2000, 2001, the period from January 1, 2002 through July 3, 2002 and the period from July 4, 2002 through December 31, 2002, respectively.

Spacelabs Burdick, Inc. 401(k) Savings Plan: Full-time employees of the Company’s Spacelabs Burdick operations were not eligible to participate in the Spacelabs Medical ISSOP 401(k) Plan; however, they were entitled to participate in a separate 401(k) savings plan. Under the Spacelabs Burdick, Inc. 401(k) Savings Plan, participants could elect to defer up to 16% of their pretax salary, but not more than statutory limits. The Company contributed twenty-five cents for each dollar contributed by a participant, provided the participant contribution did not exceed 4% of the employee’s earnings. Company contributions under the Spacelabs Burdick, Inc. 401(k) Savings Plan vested over a five-year period. The Company contributed $97, $54, $40 and $36 to this plan in 2000, 2001, the period from January 1, 2002 through July 3, 2002 and the period from July 4, 2002 through December 31, 2002, respectively.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

12. SHAREHOLDERS’ EQUITY

Stock Option Plans

Prior to July 3, 2002, the Company had five stock-based compensation plans, which are described below. The plans were all terminated as of July 3, 2002, the date the Company was acquired by Instrumentarium.

Summaries of the plans are as follows:

The 1993 Nonofficer Employee Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the “Nonofficer Employee Plan”):

Under the Nonofficer Employee Plan, as amended, 1,800,000 shares of common stock were reserved for issuance upon the exercise of stock options at prices determined by the Company’s Nonofficer Employee Plan Committee, for issuance of restricted shares for cash equal to the par value of the shares of common stock and for issuance upon the payment of the base price assigned to stock appreciation rights or performance unit awards. Stock options and restricted shares that were granted under the Nonofficer Employee Plan generally vested on a cumulative basis at 25% per year over a four-year period with a maximum term of 10 years.

The 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the “1992 Plan”):

The 1992 plan, as amended and restated, expired for new awards in May 2000. Stock options and restricted shares granted under the 1992 Plan generally vested on a cumulative basis at 25% each year over a four-year period and had a maximum term of 10 years. Stock options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

The 1992 Stock Option and Deferral Plan for Nonemployee Directors (the “Director Plan”):

The Director Plan, as amended, provided for the grant of options to acquire up to a total of 150,000 shares of common stock to nonemployee directors. Stock options granted under the Director Plan were immediately exercisable. The maximum term for options granted under the Director Plan was 5 years for those granted prior to 1996 and 10 years thereafter. All options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

The Management Incentive Compensation Plan (the “MIC Plan”):

The MIC Plan provided for the grant of incentive compensation awards to officers and key employees of the Company and its subsidiaries. Incentive compensation awards could have been in cash, common stock or any combination thereof. Under the MIC Plan, 100,000 shares of common stock were reserved for issuance.

Lifeclinic Holding Corporation 2000 Long-Term Incentive Plan (the “Lifeclinic Plan”):

The Lifeclinic Plan, which was established in 2000, provided for the issuance of up to 1,904,000 shares of stock in the Company’s wholly owned subsidiary, Lifeclinic Holding Corporation, pursuant to stock options, rights, restricted stock awards, incentive share awards and performance awards. All options were granted at an exercise price not less than the Fair Market Value (as defined) of the stock on the date of grant. Options had a maximum term of 10 years and generally vested 25% after one year and 1/48th of the shares each month thereafter. In August 2001, the Company repurchased all of the then outstanding Lifeclinic Plan options from employees at a price of $0.52 per share. The Company recognized approximately $370 in compensation expense as a result of this transaction.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Summary of Stock Option Plans

A summary of options granted and outstanding is presented below:

	Spacelabs Medical Shares	Weighted- Average Exercise Price	Lifeclinic Plan Shares	Weighted- Average Exercise Price
Balance at December 31, 2000 (1,526,577 exercisable)	2,602,650	$19.46	715,920	$2.85
Granted	96,500	12.32	—
Exercised	(7,500)	13.44	—
Canceled/Repurchased	(108,250)	16.57	(715,920)	$2.85

Balance at December 31, 2001 (1,941,388 exercisable)	2,583,400	$19.33	—
Granted	28,000	12.66	—
Exercised	(4,000)	10.89	—
Canceled/Repurchased	(149,375)	18.57	—

Balance at July 3, 2002 (2,269,382 exercisable)	2,458,025	$19.32	—

At the date of the Instrumentarium Acquisition, 144,000 options, representing all of the in-the-money options outstanding were exercised and the shares purchased by Instrumentarium. Out-of-the-money options were acquired by Instrumentarium for a nominal amount.

The following table summarizes information about the Company’s restricted shares:

Spacelabs Medical Shares
Restricted Stock Outstanding at January 1, 2001	30,000
Granted	—
Vested	(13,500)
Canceled	—

Outstanding at December 31, 2001	16,500
Granted	—
Vested	(15,250)
Canceled	(1,250)

Outstanding at July 3, 2002	—

Restricted shares were issued at par value. Unearned compensation of $41 in 2001, representing the unamortized balance of the fair market value of the Company’s common stock at the date of grant, was amortized over the four-year vesting period. Amortization of restricted share compensation was $203 in 2000, $90 in 2001 and $8 for the period from January 1 through July 3, 2002.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

13. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain property and equipment under long-term operating leases expiring on various dates through 2012, some of which contain renewal options. Many of these leases contain clauses for escalations and payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Net rental expense under these leases was $5,254, $7,389, $4,950 and $5,268 in the years ended December 31, 2000 and 2001, the period from January 1 through July 3, 2002, and the period from July 4 through December 31, 2002, respectively.

Minimum aggregate future rentals are as follows:

2003	$3,310
2004	4,167
2005	3,743
2006	3,637
2007	3,758
Thereafter	21,097

$39,712

The Company leased certain property and office space to others under operating leases until its investment property was sold in July of 2001. Net rental income under these leases was $346 in 2000 and $207 in 2001.

Litigation

Various lawsuits and claims are pending against the Company. Although the outcome of such lawsuits and claims cannot be predicted with certainty, the expected disposition thereof will not, in the opinion of management both individually and in the aggregate, result in a material adverse effect on the Company’s results of operations and financial position.

14. OTHER INCOME (EXPENSE)

The primary components of other income (expense) are as follows:

	Year ended December 31,		Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002
	2000	2001
Loss from other than temporary decline in fair value of investments (Note 2)	$—	$(2,200)	$(1,000)	$—
Debt retirement fees and expenses (Note 8)	—	(3,609)	—	—
Foreign currency exchange gains (losses)	(667)	74	(154)	(48)
Other	(686)	(1,355)	(902)	(113)

	$(1,353)	$(7,090)	$(2,056)	$(161)

Foreign currency exchange gains and losses consist of realized gains and losses on cash transactions involving various foreign currencies and unrealized gains and losses resulting from exchange rate fluctuations primarily affecting intercompany accounts.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts provided below.

	2001		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$19,904	$19,904	$6,646	$6,646
Trade receivables	61,601	61,601	37,431	37,431
Investments in non-public companies	2,150	2,150	1,150	1,150
Accounts payable and accrued expenses	$42,666	$42,666	$22,764	$22,764

Cash and Cash Equivalents: Due to their short-term nature, the carrying value of cash equivalents at December 31, 2001 and 2002, approximated fair value.

Trade receivables: The carrying value of trade receivables at December 31, 2001 and 2002 approximated fair value.

Investments: The Company estimates the fair value of its cost method investments in two non-public entities as discussed in Note 2.

Accounts payable and accrued expenses: The carrying value of trade receivables at December 31, 2001 and 2002 approximated fair value.

16. SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning cash flow activities:

	Year ended December 31,		Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002
	2000	2001
Interest paid	$5,528	$4,568	$28	$126

Income taxes paid (refunded)	$90	$299	$(5,088)	$90

17. SUBSEQUENT EVENTS

In December 2002, Instrumentarium announced that it had reached an agreement to be acquired by GE Medical Systems, Inc. (“GE Medical”). During the regulatory approval process that followed, GE Medical and Instrumentarium reached agreement with the U.S. Department of Justice and the European Commission that the Spacelabs business would be divested as soon as possible following the closing of GE Medical’s acquisition of Instrumentarium. In addition, GE Medical agreed to hold and maintain the Spacelabs business separate from its other businesses and was prohibited from obtaining competitive Spacelabs information. On October 9, 2003, GE Medical completed its acquisition of Instrumentarium and Spacelabs was formally offered for sale. The European Commission appointed a trustee to oversee the sale and the independent management of Spacelabs from October 9, 2003 until the date that Spacelabs was divested.

On March 19, 2004, OSI Systems, Inc. acquired the Spacelabs business from Instrumentarium/GE Medical for approximately $48,500 in cash (net of cash acquired), including acquisition costs, subject to working capital and other adjustments.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired

Spacelabs Medical

Unaudited Condensed Financial Statements

For the Nine Months Ended September 30, 2003,

the Period from January 1, 2002 through July 3, 2002,

and the Period from July 4, 2002 through September 30, 2002

SPACELABS MEDICAL

COMBINED BALANCE SHEETS

SEPTEMBER 30, 2003

(Unaudited, in thousands)

ASSETS
Current assets
Cash and cash equivalents	$2,414
Receivables, net	44,720
Inventories	44,331
Other current assets	2,451

Total current assets	93,916
Property, plant and equipment, net	7,751
Other intangible assets, net	23,559
Other assets	1,371

$126,597

LIABILITIES AND PARENT’S INVESTMENT
Current liabilities
Accounts payable	$5,885
Accrued expenses and other current liabilities	18,430
Restructuring	3,151

Total current liabilities	27,466
Deferred rent	2,470
Deferred income taxes	2,240
Other long-term obligations	10,130
Parent’s investment	84,291

$126,597

See accompanying notes to condensed combined financial statements.

(1)

SPACELABS MEDICAL

COMBINED STATEMENTS OF OPERATIONS

(Unaudited, in thousands)

	Period From January 1 Through July 3, 2002	Period From July 4 Through September 30, 2002	Nine Months Ended September 30, 2003
Revenue	$92,185	$32,851	$111,429
Cost of sales	54,962	21,872	72,730

Gross margin	37,223	10,979	38,699

Operating expenses:
Selling, general and administrative	40,462	11,972	39,923
Research and development	10,780	4,664	11,987
Acquired in-process research and development	—	1,311	—

Total operating expenses	51,242	17,947	51,910
Loss on sale of assets	(226)	(565)	—

Loss from operations	(12,245)	(7,533)	(13,211)
Other income (expense):
Interest income	558	7	—
Interest expense	(28)	(57)	—
Other income (expense), net	(2,056)	184	—

Loss from continuing operations before income taxes	(15,771)	(7,399)	(13,211)
Income taxes	22,739	—	—

Loss from continuing operations	(38,510)	(7,399)	(13,211)
Discontinued operations
Loss from discontinued operations before income taxes	(2,042)	(366)	—
Income taxes	—	—	—

Loss on discontinued operations	(2,042)	(366)	—

Net loss	$(40,552)	$(7,765)	$(13,211)

See accompanying notes to condensed consolidated financial statements.

(2)

SPACELABS MEDICAL

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Period From January 1 Through July 3, 2002	Period From July 4 Through September 30, 2002	Nine Months Ended September 30, 2003
Operating activities:
Net loss	$(40,552)	$(7,765)	$(13,211)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on sales of assets	226	559	—
Depreciation and amortization	3,630	3,645	7,242
In-process research and development	—	1,311	—
Deferred rent	—	—	2,470
Amortization of deferred gain on sale of facilities	(3,593)	—	—
Loss for other than temporary declines in fair value of investments and write-down of other assets	1,000	—	—
Deferred income taxes	28,502	—	—
Contribution to ISSOP 401(k) Plan in common Stock	375	—	—
Changes in operating assets and liabilities
(Increase) decrease in receivables	12,038	8,231	(6,471)
(Increase) decrease in inventories	4,010	(5,843)	10,481
(Increase) decrease in prepaid expenses	(559)	(377)	340
Decrease in accounts payable and accrued expenses	(4,465)	(4,172)	(8,473)
Increase (decrease) in taxes on income	(42)	93	1,114
Other	292	27	—

Cash provided (used) by operating activities	862	(4,291)	(6,508)

Investing activities:
Investment in property, plant and equipment	(2,926)	(2,339)	(1,638)
Proceeds from sales of Burdick	—	—	19,073
Proceeds from sales of assets	—	47	81
Other	(161)	—	(140)

Cash provided (used) by investing activities	(3,087)	(2,292)	17,376

Financing activities:
Changes in Parent’s Investment	—	—	(14,306)
Exercise of stock options	44	—	—

Cash provided (used) by financing activities	44	—	(14,306)

Effect of exchange rate changes on cash	458	543	(1,180)

Decrease in cash and cash equivalents	(1,723)	(6,040)	(4,618)
Cash and cash equivalents at beginning of period	19,904	18,181	7,032

Cash and cash equivalents at end of period	$18,181	$12,141	$2,414

(3)

SPACELABS MEDICAL

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited, in thousands)

1.	BASIS OF PRESENTATION

The accompanying unaudited condensed combined financial statements as of and for the nine-month period ended September 30, 2003, have been prepared by management on a carved-out basis. During this period, Spacelabs Medical (“Spacelabs” or the “Company”) was not a legal entity, but was a division of Instrumentarium OY (“Instrumentarium”). The Company was acquired by Instrumentarium on July 3, 2002 and during the fourth quarter of 2002, the principal Spacelabs legal entities were transferred to and, in certain instances, merged into subsidiaries of Instrumentarium on a country-by-country basis. Instrumentarium’s net investment in the Company (Parent’s Investment) is shown in lieu of shareholder’s equity in the unaudited condensed combined financials statements. The comparative 2002 periods presented in these financial statements represent the consolidated results of operations and cash flow of the Company prior to the dissolution of its legal form.

The unaudited interim condensed combined financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The information furnished reflects, in the opinion of management, all adjustments, consisting of normally recurring items, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year. The accompanying unaudited condensed combined financial statements and related notes should be read in conjunction with the audited financial statements for the period ended December 31, 2002 and notes thereto.

2.	ALLOCATIONS

All assets, liabilities, revenues and operating expenses specifically associated with the Spacelabs’ business are included in the Company’s financial statements, including expenses incurred by Instrumentarium on behalf of Spacelabs. Expenses incurred by Instrumentarium that are not practicable to specifically identify as Spacelabs’ costs, which include field service expenses, sales and marketing management, sales support costs, and certain administrative costs, including executive officer costs, have been allocated by Instrumentarium. Management has allocated these costs primarily based on percentage estimates of time or departmental effort devoted to working on Spacelabs’ related matters in relation to overall Instrumentarium matters or on the basis of Spacelabs’ sales to overall sales of the Instrumentarium subsidiary. Allocated costs totaled $18,155 for the nine-month period ended September 30, 2003. Management of Spacelabs believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

3.	NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The Company adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have an impact on the Company’s financial statements.

In November 2002, the FASB issued Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 clarifies the requirements of Statement No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003, are not subject to liability recognition, but are subject to expanded disclosure requirements. The adoption of this interpretation did not have a material impact on the Company’s financial statements.

(4)

SPACELABS MEDICAL

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands)

In November 2002, the EITF reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” with respect to determining when and how to allocate revenue from sales with multiple deliverables. The EITF 00-21 consensus provides a framework for determining when and how to allocate revenue from sales with multiple deliverables based on a determination of whether the multiple deliverables qualify to be accounted for as separate units of accounting. The consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this consensus did not have a material impact on the Company’s financial statements.

In January 2003, the FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities”. Variable interest entities often are created for a single specified purpose, for example, to facilitate securitization, leasing, hedging, research and development, or other transactions or arrangements. This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” defines what these variable interest entities are and provides guidelines on how to identity them and also on how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. Generally, FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 8, 2003, the FASB deferred the implementation date for the consolidation requirements of FIN 46 as it relates to variable interest entities that existed before February 1, 2003. FIN 46 also requires companies that expect to consolidate a variable interest entity they acquired before February 1, 2003 to disclose the entity’s nature, size, activities, and the company’s maximum exposure to loss in financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN46R with respect to variable interest entities created before January 31, 2003, which, among other things, revised the implementation date to the fiscal year or interim period ending after March 15, 2004, except for Special Purpose Entities. The adoption of this interpretation is not expected to have a material impact on the Company’s future financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company’s financial statements.

(5)

SPACELABS MEDICAL

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands)

4.	DISCONTINUED OPERATIONS

At the date of the acquisition by Instrumentarium, management approved a plan of divestiture of Burdick and Lifeclinic and subsequently engaged an investment bank to find potential buyers for those units. On November 1, 2002, the Company completed the sale of Lifeclinic for approximately $2,000 in cash. On January 2, 2003, the Company completed the sale of Burdick for approximately $20,000 in cash. No gain or loss was recorded on either sale.

Summarized aggregate financial information for the discontinued operations is set forth below:

	Period from January 1 –July 3, 2002	Period from July 4 –September 30, 2002
Revenue	$23,499	$11,043
Gross profit	7,377	3,747
Pre-tax loss	(2,042)	(366)
Income taxes	—	—
Net loss	$(2,042)	$(366)

5.	INVENTORIES

September 30, 2003
Raw materials and components	$17,918
Work in progress	683
Finished products	11,166
Demonstration inventories	4,612
Customer service parts and equipment	9,952

$44,331

(6)

SPACELABS MEDICAL

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands)

6.	PRODUCT WARRANTIES

The change in the aggregate product warranty liability for the nine months ended September 30, 2003 is as follows:

Balance at January 1, 2003	3,632
Charged to cost of sales	2,501
Applied to liability	(2,787)

Balance at September 30, 2003	3,346

The change in the aggregate product warranty liability for the corresponding periods ended September 30, 2002 is as follows:

	Continuing Operations	Discontinued Operations	Total
Balance at January 1, 2002	$6,109	$1,050	$7,159
Charged to cost of sales	977	510	1,487
Applied to liability	(2,668)	(526)	(3,194)

Balance at July 3, 2002	4,418	1,034	5,452
Charged to cost of sales	995	319	1,314
Applied to liability	(849)	(259)	(1,108)
Less amount held for sale	—	(1,094)	(1,094)

Balance at September 30, 2002	$4,564	$—	$4,564

7.	RESTRUCTURING ACCRUALS

Prior to the date of Instrumentarium’s acquisition, Instrumentarium began to plan for the integration and restructuring of the Spacelabs business. Shortly after the acquisition date, these integration and restructuring plans were approved. The restructuring plans included closure of 12 offices, termination of approximately 300 employees, termination of distributors in certain international territories and the costs associated with the discontinuance of two overlapping product lines. These costs are accounted for in accordance with EITF Consensus 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” A summary of the components of the activity in these restructuring from January 1, 2003 through September 30, 2003 follows:

	January 1, 2003	Payments	Adjustments	September 30, 2003
Severance costs	$4,135	(3,611)	$(187)	337
Lease termination costs	1,478	(673)	3	808
Distributor termination costs	1,325	(41)	—	1,284
Facility closure costs	151	(8)	(11)	132
Product exit costs	622	(32)	—	590

Total restructuring costs	$7,711	$(4,365)	$(195)	$3,151

As of September 30, 2003, 295 Spacelabs’ employees had been terminated under the restructuring plans and all 12 offices had been closed. The adjustments to the restructuring accrual were recorded as a decrease to other intangibles.

(7)

SPACELABS MEDICAL

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands)

8.	SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning cash flow activities:

	Period January 1 – July 3, 2002	Period July 4 – September 30, 2002	Nine Months September 30, 2003
Interest paid	$28	$46	$—

Income taxes paid (refunded)	$(5,088)	$45	$(1,256)

9.	SUBSEQUENT EVENTS

In December 2002, Instrumentarium announced that it had reached an agreement to be acquired by GE Medical Systems, Inc. (“GE Medical”). During the regulatory approval process that followed, GE Medical and Instrumentarium reached agreement with the U.S. Department of Justice and the European Commission that the Spacelabs business would be divested as soon as possible following the closing of GE Medical’s acquisition of Instrumentarium. In addition, GE Medical agreed to hold and maintain the Spacelabs business separate from its other businesses and was prohibited from obtaining competitive Spacelabs information. On October 9, 2003, GE Medical completed its acquisition of Instrumentarium and Spacelabs was formally offered for sale. The European Commission appointed a trustee to oversee the sale and the independent management of Spacelabs from October 9, 2003 until the date that Spacelabs was divested.

On March 19, 2004, OSI Systems, Inc. acquired the Spacelabs business from Instrumentarium/GE Medical for approximately $48,500 in cash (net of cash acquired), including acquisition costs, subject to working capital and other adjustments.

(8)

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(b) Pro Forma Financial Information

OSI Systems, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Information

(Dollars in thousands)

Introduction

On March 19, 2004, OSI Systems completed the acquisition of the net assets of Spacelabs Medical, a business unit of Instrumentarium, for approximately $48.5 million in cash (net of cash acquired), including acquisition costs. Spacelabs Medical is a leading global manufacturer and distributor of patient monitoring systems for critical care and anesthesia, wired and wireless networks, clinical information connectivity solutions, ambulatory blood pressure monitors, and medical data services. The installed base of Spacelabs Medical patient monitoring systems consists of approximately 100,000 units worldwide, with 60,000 in the United States, 30,000 in Europe and 10,000 in Asia. The net assets acquired primarily include receivables, inventories, property, plant and equipment, goodwill and other intangible assets, net of current liabilities. The results of operations subsequent to the date of acquisition of Spacelabs Medical were included in OSI Systems’ Form 10-Q for the period ended March 31, 2004.

The following unaudited pro forma condensed combined information gives effect to the acquisition of Spacelabs Medical assuming the transaction took place as of July 4, 2002 for the condensed combined statements of operations for the year ended June 30, 2003 and nine months ended March 31, 2004. As described in the accompanying audited financial statements of Spacelabs Medical, Instrumentarium completed the acquisition of Spacelabs Medical at the close of business on July 3, 2002. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined information. Such unaudited pro forma condensed combined information should be read in conjunction with OSI System’s consolidated financial statements and notes set forth in the Annual Report on Form 10-K for the year ended June 30, 2003 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2003, December 31, 2003 and March 31, 2004.

The unaudited pro forma condensed combined information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of OSI Systems would have been had the acquisition of Spacelabs Medical been consummated on July 1, 2002 nor are they necessarily indicative of future consolidated results of operations.

The unaudited pro forma

condensed combined information reflects preliminary estimates of fair value of the assets acquired and liabilities assumed and the related allocations of purchase price. OSI Systems’ preliminary purchase price allocation of Spacelabs Medical reflects an estimated fair value of the assets acquired and liabilities assumed which exceeds the cost of the acquisition. As such, OSI Systems has reduced to zero, values attributable to certain non-current assets, which included intangible assets and property and equipment.

OSI Systems is currently in the process of determining the final purchase price of the acquired assets and liabilities assumed in accordance with the purchase agreement. The final purchase price will reflect cash consideration paid to date, subject to adjustments based on closing working capital, as defined in the purchase agreement. In addition, the final estimates of the fair value of assets acquired and liabilities assumed will be determined based upon third-party valuations which have not yet been completed. The final determination of the fair value of assets acquired and liabilities assumed and the final allocation of the purchase price may differ materially from the amounts assumed in this unaudited pro forma condensed combined information. If the final determination of the purchase price, or the completion of the third party valuations results in the cost exceeding the fair value of the assets acquired and liabilities assumed, OSI Systems would be required to assign values to non-current assets, including intangible assets and property and equipment. Intangible assets would be amortized over a period of 5-15 years and property and equipment would be amortized over a period of 3-8.

The following table shows the preliminary allocation of the purchase price (in thousands):

Fair value of assets (net of cash) acquired, including acquisition costs	$71,074
Liabilities assumed	(22,607)

Total consideration paid in cash	$48,467

On October 9, 2003, GE Medical Systems completed its acquisition of Instrumentarium, which included the Spacelabs Medical business unit later acquired by OSI Systems on March 19, 2004. The following unaudited historical statement of operations of Spacelabs Medical for the nine months ended March 31, 2004 reflects a preliminary purchase price allocation related to GE Medical Systems’ acquisition of the Spacelabs Medical business unit (through the Instrumentarium acquisition) based on the carrying value of certain assets acquired and liabilities assumed as of October 9, 2003. No amounts have been allocated to intangible assets or property and equipment. OSI Systems is currently determining the fair values of assets and liabilities as of October 9, 2003. The final determination of the fair value of assets and liabilities and final allocation of the purchase price may differ materially from the amounts assumed in this unaudited pro forma condensed combined information.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended June 30, 2003

(Dollars in thousands except share data)

	OSI Systems, Inc.	Spacelabs Medical, Inc. (1)(2)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$182,644	$155,819	$—		$338,463
COST OF GOODS SOLD (Note 2)	122,661	106,021	(8,367	)(3)	220,315

GROSS PROFIT	59,983	49,798	8,367		118,148

Selling, general and administrative expenses (Note 2)	29,160	55,721	(1,655	)(3)	83,226
Research and development (Note 2)	8,865	18,136	(795	)(3)	26,206
Other expense (income)	(1,767)	629	—		(1,138)
Write off of deferred acquisition costs	608	—	—		608
Writedown of equity investment	1,433	—	—		1,433
Interest expense	380	234	(234	)(4)	380
Interest income	(1,166)	(253)	485	(5)	(934)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	22,470	(24,669)	10,566		8,367
PROVISION FOR INCOME TAXES	6,521	—	(3,961	)(6)	2,560
MINORITY INTEREST IN NET INCOME OF SUBSIDIARY	(156)	—	—		(156)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$15,793	$(24,669)	$14,527		$5,651

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic	$1.13				$0.40
Diluted	$1.09				$0.39
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,013,584				14,013,584
Assuming dilution	14,513,374				14,513,374

OSI SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended March 31, 2004

(Dollars in thousands except share data)

	OSI Systems, Inc.	Spacelabs Medical, Inc. (1)(2)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$151,271	$102,800	$—		$254,071
COST OF GOODS SOLD (Note 2)	104,534	64,284	(2,933	)(3)	165,885

GROSS PROFIT	46,737	38,516	2,933		88,186

Selling, general and administrative expenses (Note 2)	28,129	47,128	(625	)(3)	74,632
Research and development (Note 2)	7,953	12,682	(224	)(3)	20,411
Restructuring charges	1,061	—	—		1,061
Other income	(376)	—	—		(376)
Write off of deferred acquisition costs	—	—	—		—
Impairment of equity investment	247	—	—		247
Interest expense	232	—	—		232
Interest income	(820)	—	364	(5)	(456)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	10,311	(21,294)	3,418		(7,565)
PROVISION FOR INCOME TAXES	2,543	—	—	(6)	2,543
MINORITY INTEREST IN NET INCOME OF SUBSIDIARY	—	—	—		—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$7,768	$(21,294)	$3,418		$(10,108)

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic	$0.53				$(0.69)
Diluted	$0.52				$(0.67)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,584,116				14,584,116
Assuming dilution	15,069,478				15,069,478

OSI Systems, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Financial Statements

(Dollars in thousands)

1.	The unaudited condensed statement of operations of Spacelabs Medical for the fiscal year ended June 30, 2003 was derived by adding the activity for the six months ended June 30, 2003 to Spacelabs Medical’s activity for the year ended December 31, 2002, and removing the activity for the period from January 1, 2002 through July 3, 2002. As of January 1, 2002, Spacelabs Medical changed its method of accounting for goodwill and other intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, which requires that goodwill and other indefinite-lived intangible assets no longer be amortized, but instead be tested for impairment at the reporting unit level at least annually. The first step of the goodwill impairment test, used to identify potential impairment, compares Spacelabs Medical’s management’s estimate of the fair value of each reporting unit with its carrying amount, including goodwill. As Spacelabs Medical’s management estimated that at January 1, 2002, the fair value exceeded the carrying amount, goodwill was determined to not be impaired. The second step of the impairment test, which would compare the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill, was unnecessary for the periods presented. In OSI Systems’ acquisition of Spacelabs Medical, goodwill and certain intangibles were not allocated amounts as part of the preliminary purchase price allocation.

The unaudited condensed statement of operations of Spacelabs Medical for the nine months ended March 31, 2004 do not include the results of operations from March 20, 2004 through March 31, 2004 since the acquisition of Spacelabs Medical was completed on March 19, 2004. The results of Spacelabs Medical’s operations from March 20, 2004 through March 31, 2004 have been consolidated in OSI Systems’ unaudited condensed statement of earnings, and therefore excluded from the unaudited condensed statement of operations of Spacelabs Medical for the nine months ended March 31, 2004 as presented in the unaudited pro forma condensed statement of operations.

2.	The historical amounts included in the unaudited condensed combined statements of operations included certain significant items that affect Spacelabs Medical’s operations. These items are summarized below:

In connection with the acquisition of Spacelabs Medical by Instrumentarium, inventories were increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $12.4 million, is being recorded to cost of sales subsequent to July 3, 2002, based on the average turnover of inventories. For the period July 4, 2002 through June 30, 2003, the amount charged to cost of sales was $9.1 million, and for the period July 1, 2003 through March 31, 2004, the amount charged was $333,000.

Spacelabs Medical’s condensed statement of operations for the period from July 1, 2003 through March 19, 2004 includes charges of $4.3 million for increases in inventory reserves, and $1.8 million for increases in the allowances for doubtful accounts.

Spacelabs Medical’s condensed statement of operations for the nine months ended March 31, 2004 also included a charge of $2.2 million for retention payments for certain employees in connection with Intrumentarium’s acquisition by GE Medical Systems in October 2003.

Spacelabs Medical’s condensed statement of operations for the year ended June 30, 2003 included a write-off of the estimated fair value of in-process research and development costs at the date of Spacelabs Medical’s acquisition by Instrumentarium. The fair value of in-process research and development of $1.3 million as of July 4, 2002 has been estimated based on information obtained in connection with the Instrumentarium Acquisition. In-process research and development acquired in connection with the Instrumentarium Acquisition consisted of two projects. Each of these projects is subject to risks and uncertainties relating to completion and market acceptance. Fair values were estimated based on costs incurred through July 3, 2002 due to the early stage of development.

3.

To eliminate the depreciation and amortization charges on the historical bases of property and equipment, and certain intangibles. In addition, because the preliminary estimated fair value of assets acquired and liabilities assumed are believed to exceed the estimated cost related to the March 19, 2004 acquisition of Spacelabs Medical by OSI Systems, intangible assets and property and equipment were not allocated amounts as part of the preliminary purchase price allocation. Such historical depreciation and amortization charges were reflected in cost of goods sold, selling, general and administrative expenses, and research and development in Spacelabs Medical’s statement of operations data.

4.	To eliminate interest expense since OSI Systems did not assume any interest-bearing liabilities from Spacelabs Medical.

5.	To eliminate interest income that OSI Systems would not have earned had the cash to acquire Spacelabs Medical been used on July 4, 2002. OSI Systems has been earning approximately 1% interest on its cash investments.

6.	Represents the tax effects of Spacelabs Medical and the Pro Forma adjustments based upon statutory tax rate of 35%. Such amount has been limited to the tax benefit derived from the offset of Spacelabs Medical pretax losses against estimated taxable income derived by OSI Systems in the U.S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.

Date: May 28, 2004	By:	/s/ Anuj Wadhawan

Chief Financial Officer

EXHIBIT INDEX

No.	Description

23.1	Consent of Independent Registered Public Accounting Firm